EXHIBIT 99.1

Atreca Reports First Quarter 2023 Financial Results and Recent Corporate Developments

SAN CARLOS, Calif., May 10, 2023 (GLOBE NEWSWIRE) -- Atreca, Inc. (Atreca) (NASDAQ: BCEL), a clinical-stage biotechnology company focused on developing novel therapeutics generated through a unique discovery platform based on interrogation of the active human immune response, today announced financial results for the first quarter ended March 31, 2023 and provided an overview of recent developments.

"In the first quarter of 2023 we continued to advance both ATRC-101 and our preclinical programs. The additional data from the ongoing Phase 1b study of ATRC-101 that we reported in March will help inform our anticipated go / no-go decision for Phase 2 development, which remains on-track for later this year,” said John Orwin, Chief Executive Officer of Atreca. “We continue to invest strategically in our platform, which has supported an acceleration of our discovery and early-stage development efforts. We are making great progress in advancing both the APN-497444 and APN-346958 programs and continue to anticipate nominating clinical candidates for both programs later this year.”

Recent Developments and Highlights

  In March 2023, Atreca reported additional data from the ongoing Phase 1b study of ATRC-101 monotherapy and in combination with pembrolizumab in patients with select solid tumor cancers, with ATRC-101 continuing to be well tolerated and clinical activity observed in multiple tumor types with a correlation observed between target expression and progression free survival. Atreca is enrolling additional patients at a dose level of 30mg/kg in both the Q3W monotherapy and combination therapy arms and expects to report additional data and provide details on its potential Phase 2 development plans by the end of 2023. To-date, 81 total participants have been enrolled across all cohorts in the study.
  Data from the Phase 1b study of ATRC-101 will be presented during an oral abstract session at the American Society of Clinical Oncology (ASCO) 2023 Annual Meeting. The oral abstract session will be held on June 4, 2023, from 9:45am – 12:45pm CDT.

First Quarter and 2023 Financial Results

  As of March 31, 2023, cash and cash equivalents and investments totaled $56.4 million.
  Research and development expenses for the three months ended March 31, 2023, were $13.5 million, including non-cash stock-based compensation expense of $1.4 million.
  General and administrative expenses for the three months ended March 31, 2023, were $8.1 million, including non-cash stock-based compensation expense of $1.8 million.
  Atreca reported a net loss of $21.0 million, or basic and diluted net loss per share attributable to common stockholders of $0.54, for the quarter ended March 31, 2023.

About Atreca, Inc.
Atreca is a biopharmaceutical company developing novel antibody-based immunotherapeutics generated by its differentiated discovery platform. Atreca's platform allows access to an unexplored landscape in oncology through the identification of unique antibody-target pairs generated by the human immune system during an active immune response against tumors. These antibodies provide the basis for first-in-class therapeutic candidates, such as our lead product candidate ATRC-101, our pipeline of lead-stage oncology programs, and MAM01/ATRC-501, a clinical candidate licensed to the Bill & Melinda Gates Medical Research Institute for the prevention of malaria. A Phase 1b study evaluating ATRC-101 in multiple solid tumor cancers is currently enrolling patients. For more information on Atreca, please visit www.atreca.com.

Forward-Looking Statements
This release contains statements regarding matters that are not historical facts that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding our strategy and future plans, including statements regarding the development of ATRC-101, our preclinical and clinical plans and the timing thereof, including plans to nominate clinical candidates from APN-497444 and APN-346958 in 2023, the progress and timing of our Phase 2 development and the timing of data read-outs thereof, the acceleration of our discovery and early-stage development efforts and progress related to our APN-497444 and APN-346958 programs. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the initiation, timing, progress and results of our research and development programs, preclinical studies, clinical trials, regulatory submissions, and other matters that are described in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) and available on the SEC's website at www.sec.gov, including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement in this press release, except as required by law.

Atreca, Inc.
Balance Sheets
(in thousands, except share and per share data)

	March 31,	December 31,
	2023	2022
	(unaudited)
ASSETS

Current Assets
Cash and cash equivalents	$39,484	$30,819
Investments	16,904	39,676
Prepaid expenses and other current assets	3,255	7,531
Total current assets	59,643	78,026
Property and equipment, net	36,671	37,972
Operating lease right-of-use assets	35,618	36,056
Deposits and other	2,494	2,976
Total assets	$134,426	$155,030

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$1,400	$1,741
Accrued expenses	7,890	9,681
Operating lease liabilities, current portion	3,655	3,544
Other current liabilities	1,121	1,327
Total current liabilities	14,066	16,293
Operating lease liabilities, net of current portion	59,394	60,331
Total liabilities	73,460	76,624

Stockholders’ equity
Class A common stock	3	3
Class B common stock	1	1
Additional paid-in capital	538,924	535,592
Accumulated other comprehensive (loss)	(28)	(266)
Accumulated deficit	(477,934)	(456,924)
Total stockholders’ equity	60,966	78,406
Total liabilities and stockholders’ equity	$134,426	$155,030

Atreca, Inc. Statements of Operations (in thousands, except share and per share data) (unaudited)

	Three Months Ended
	March 31,
	2023	2022

Expenses
Research and development	$13,452	$17,064
General and administrative	8,079	8,606
Total expenses	21,531	25,670
Interest and other income (expense)
Other income	92	750
Interest income	429	44
Loss before Income tax expense	(21,010)	(24,876)
Income tax expense	-	-
Net loss	$(21,010)	$(24,876)
Net loss per share, basic and diluted	$(0.54)	$(0.65)
Weighted-average shares used in computing net loss per share, basic and diluted	39,092,167	37,982,863

Contacts

Atreca, Inc.
Herb Cross
Chief Financial Officer
info@atreca.com

Investors:
Alex Gray, 650-779-9251
agray@atreca.com

Media:
Julia Fuller, 858-692-2001
julia@fordhutmanmedia.com